Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-4

(Form Type)

SINCLAIR, INC.

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A common stock, par value $0.01 per share	Rule 457(c) and Rule 457(f)(1)	42,000,000(1)	N/A	$664,440,000(2)	0.0001102	$73,221.29

Fees Previously Paid

	Total Offering Amounts					$664,440,000		$73,221.29

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$73,221.29

(1)

Includes the maximum number of shares of Class A common stock, par value $0.01 per share, of the Registrant expected to be issued in the Reorganization described in the joint proxy statement/prospectus included in the Registration Statement to which this Calculation of Filing Fee Table is filed as Exhibit 107.

(2)

Estimated solely for the purpose of calculating the registration fee, based on the average ($15.82 per share) of the high ($16.04 per share) and low ($15.59 per share) prices of Sinclair Broadcast Group, Inc. Class A common stock on the NASDAQ Stock Market’s Global Select Market on March 29, 2023, which date is within five business days prior to filing this Registration Statement, in accordance with Rule 457(c) and Rule 457(f)(1).